Source: Omagine, Inc.

            OMAGINE Picks Strategic Equity Partner
            --------------------------------------

NEW YORK, December 18, 2007 (PRIME NEWSWIRE) ----- Omagine,
Inc.
and its wholly owned subsidiary Journey of Light, Inc. (the "Company") [OTCBB: OMAG] ---- today announced that Consolidated
Contractors International Company, S.A. (CCIC), an investment arm of Consolidated Contractors Group SAL ("CCG"), will invest nineteen million ten thousand Omani Rials (equivalent to U.S. $49,426,000 ) in Omagine SAOC in exchange for a twelve percent (12%) equity stake.

Omagine SAOC (the "Project Company"), presently being organized by the Company in the Sultanate of Oman, will design, develop, build, own and operate the Company's planned $1.5 billion plus tourism project - OMAGINE - which, when completed in four to five years, management expects to become Oman's prime destination for tourists, business travelers and the local population.

An elegant and sophisticated integration of heritage, educational and cultural elements blended with entertainment, retail and hospitality elements, the Company expects that OMAGINE will set new standards. OMAGINE, and its jewel like architecture, will be situated on the coast of the Gulf of Oman just ten minutes from Muscat; will boast over a kilometer of beach front; will include commercial (retail, hotel, office) elements; and over 3,000 matchless residences --- all in a stellar location.

Frank J. Drohan, the Company's president commented, "There is tremendous liquidity in the Gulf countries these days and we have been experiencing very extensive interest from a wide variety of investors anxious to invest in the Project Company. Partnering with CCG is viewed by the Board and myself as a truly strategic stroke. We are committed to Oman for the long term
and
the relationship with CCG supports that commitment. We have known CCG for years and we know and trust their reliability and workmanship. We look forward to building OMAGINE - to building strong strategic relationships with CCG, BankMuscat and others
-
and to building relationships in Oman. We will utilize our existing relationship with BankMuscat to address the Project Company's future equity financing needs, if any. We believe OMAGINE will be the signature project for Oman and we and CCG are committed to the mission of delivering OMAGINE for our shareholders and for the people of the Sultanate of Oman."

Today's announcement follows the Company's news last week naming
CCG's local Omani subsidiary, Consolidated Contractors Company Oman LLC ("CCC"), as OMAGINE's General Contractor, and this news is the third recent major event anticipated to culminate in the next few weeks with the final step needed to begin construction of OMAGINE - the signing of a Development Agreement with the Government of Oman.

Drohan also mentioned that, "Recent residential sales at other tourism projects in Oman have been extremely successful with very robust pricing levels occurring. Given the very energetic real estate market at present and the rapidly spreading knowledge about Oman's desirable tourism attributes, we want to be prudent and have our financial advisors and BankMuscat update our financial models and projections to current valuations to determine the amount of further capital, if any, required. We are honored CCG also wanted to partner with us as a Project Company Founding Shareholder. They are excellent and very prudent businessmen and extremely enthusiastic about OMAGINE. Their investment decision is a vote of confidence in OMAGINE and the Company".

As of the date hereof, the Company will own eighty-eight (88%) of the Project Company's equity but this may be reduced by further equity sales if, and as required, and based on discussions with BankMuscat.

About CCG
---------
Consolidated Contractors Group SAL (www.ccc.gr) is an international construction company headquartered in Athens, Greece with annual revenues approaching $5 billion and worldwide operations. In its fifty years of operation CCG has grown to become one of the top rated construction firms in Oman and the Middle East with over 125,000 employees worldwide; thousands of which are in Oman and the GCC countries.

About OMAGINE
-------------
OMAGINE is planned to be an integration of cultural, heritage, educational, entertainment, hospitality and residential components. As presently planned, OMAGINE will be located on approximately 300 acres of beachfront land facing the Gulf of

Oman just west Muscat -- the capital city of the Sultanate of Oman and near Oman International Airport.

OMAGINE also includes the construction and sale of approximately
3,300 residential housing units including luxury villas, townhouses and apartments. Significant commercial, retail and hospitality elements are also included. OMAGINE is expected to take between 4 to 5 years to complete.
For further details on OMAGINE: www.omagine.com.

About Omagine, Inc.
-------------------

Omagine, Inc. is primarily involved in the real-estate development, entertainment and hospitality industries in the Middle East and North Africa.

Investors are encouraged to visit Omagine's Investor Relations
Hub at: http://www.agoracom.com/IR/Omagine or contact
OMAG@agoracom.com where they may join the investor e-mail list and/or request receipt of all future press releases and updates in real time.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The risks and uncertainties that may affect the operations, performance development and results of the Company's business include but are not limited to: failure to sign the development agreement with the Government of Oman; the availability of financing for the Omagine Project; fluctuations in financial results, availability and customer acceptance of the Company's products and services, the impact of competitive products, services and pricing, general market trends and conditions, and other risks detailed in the Company's SEC reports.

CONTACT:

      Omagine, Inc.
      Corporate Inquiries
      (212) 563-4141

      Investor Relations
      AGORACOM Investor Relations
      http://www.agoracom.com/ir/omagine
      OMAG@Agoracom.com

Keywords: REAL ESTATE, CONSTRUCTION, ENTERTAINMENT,
HOSPITALITY